                                                                    EXHIBIT 99.1

2002-9

                                                        Contact:  R. Scott Amann
                                              Vice President, Investor Relations
                                                                  (713) 513-3344

COOPER CAMERON RESPONDS TO LAWSUIT

HOUSTON (July 9, 2002) - A Houston resident has named Cooper Cameron Corporation as a defendant in a potential class action lawsuit regarding underground water in which chemical residue has been detected. The residue in question may have, at least in part, come from one of the Company's predecessor's former manufacturing sites in Houston, Texas. Extensive environmental testing of properties in the vicinity of the former manufacturing site has indicated that the underground water in the area is suitable for all uses except drinking water. The area's drinking water is supplied by the City of Houston system, which does not draw from the underground water in the area. Additionally, water testing indicates that the underground water meets the state public health standards for vapor inhalation and skin contact. Because of this, the Company believes that there is no basis for health concerns.

         The Company is disappointed that one resident has decided to pursue litigation and seeks to enlist others in the litigation. The Company will continue to work with the state agencies and with the homeowners to protect the interests of all.

Cleanup of manufacturing site under way since 1991; small quantity of solvents found

         Cleanup of a former Cameron Iron Works manufacturing site on the north side of I-10 has been under way since 1991, and the Company has been working with the Texas Natural Resource Conservation Commission (TNRCC) under the State's Voluntary Cleanup Program since 1996. All testing has followed their directions and all test findings have been regularly reported to the TNRCC.

         In 1995, as part of this cleanup, the Company drilled wells off-site to monitor for the presence of any substances that may have migrated underground from the manufacturing site. For the first five years, the water in these wells was found to meet state standards. In the summer of 2000, a small amount of chemical residue in excess of drinking water standards was detected in one of these wells. As a consequence, the Company began extensive testing to determine the extent of migration.

Commercial solvents, related substances identified; origins not certain

         Further testing of underground water in the area found small quantities of commercial cleaning solvents of the type widely used in dry cleaning and degreasing, and some related substances that are formed as bacteria in the soil and underground water naturally break down these solvents. It is unlikely that all the substances came from the manufacturing site; these solvents have been used by a wide variety of industries for many years, and it is not uncommon to find the solvents in underground water throughout the Greater Houston area. There are 120 other Harris County sites in the TNRCC's Voluntary Cleanup Program that have similar solvents present.

Testing identifies geographic extent of substances

         Extensive testing conducted under the TNRCC's direction has shown that the solvents are present only in portions of the area mentioned in the suit.

The Company believes no apparent health or safety risks exist

         Based on the Company's experience in the ongoing cleanup, the advice of experts and the testing performed to date on the site and in the area, people, animals and plants in the area are believed to be safe. Testing under the TNRCC's direction has indicated the following:

         o The concentrations of solvent in the underground water exceed state standards only for drinking uses. Residents should note that the area's drinking water is supplied by the City of Houston from other sources.

         o Residents are not exposed to the affected underground water. It is located, on average, approximately 25 to 50 feet below the surface, and does not come to the surface on its own.

         o Water from one private well has been used to maintain a private pond. Testing of the well, the pond and the creek running through the area found no solvents. The Company is proceeding to test the few private wells that exist in the neighborhood and will do so as soon as homeowners' permission can be obtained.

         o No "heavy metals," other than naturally occurring barium, have been detected in any of the approximately 35 test wells drilled in the area.

         o Air testing at ground level on the manufacturing site and at one property in the neighborhood detected no releases of chemical gases or vapors from the soil or in surface water.

         o While the solvent levels in the underground water are not high enough to affect air quality under the TNRCC's standards, the TNRCC has asked the Company to perform additional tests to confirm that vapors from the underground water are not reaching the surface in harmful quantities. The Company is working with the state to develop the best possible testing technology.

Testing and monitoring to continue

         The Company will continue to test and manage the underground water to foster natural breakdown of the substances by bacteria in the soil over time. The Company will monitor the underground water quality until final cleanup levels are reached.

Homeowners have been kept informed

         Cooper Cameron Chairman, President and Chief Executive Officer Sheldon
R. Erikson, who lives adjacent to the area for which class certification is being sought, said, "We have worked closely with the TNRCC to address the issues we discovered and reported to them in 2000; we have advised residents by letter and through meetings of the results of our testing and monitoring; and we have sent notices of the test results to homeowners even when the results indicated no contamination exists. Additionally, we have filed the test results and other reports with the TNRCC, and all of that information continues to be available in their public records. Finally, we will do our best to communicate with the homeowners in the area with regard to our programs, although such communications are now restricted by law as a result of this suit being filed."

No material impact on the Company's financial condition expected

         Erikson also noted that other potential defendants may be identified. "In any event, we do not believe that this suit will have a material adverse impact on the Company's financial condition," Erikson concluded.

         Cooper Cameron Corporation (NYSE: CAM) is a leading international manufacturer of oil and gas pressure control equipment, including valves, wellheads, controls, chokes, blowout preventers and assembled systems for oil and gas drilling, production and transmission used in onshore, offshore and subsea applications. Cooper Cameron is also a leading manufacturer of centrifugal air compressors, integral and separable gas compressors and turbochargers.

         This news release includes forward-looking statements regarding the future impact of this litigation on the financial condition of the Company, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are the Company's current expectations with respect to this litigation, are based solely on data currently available and are subject to a variety of factors not under the control of the Company.

                                      # # #

Visit Cooper Cameron's home page on the World Wide Web at www.coopercameron.com